EMPLOYMENT AGREEMENT


       THIS EMPLOYMENT AGREEMENT is made as of November 1, 2002, by and between VARSITY BRANDS, INC., a Delaware corporation (the "Company"), and JOHN M. NICHOLS (the "Executive").

       WHEREAS, pursuant to an Employment Agreement dated as of September 1, 1999 (the "Former Agreement"), the Executive was employed as the Senior Vice President and Chief Financial Officer of Varsity Spirit Corporation, a Tennessee corporation ("Varsity Spirit") and, at the time, a wholly owned subsidiary of Riddell Sports, Inc., a Delaware corporation, Varsity Spirit having merged with and into a subsidiary of Riddell Sports, Inc. as of June 20, 1997 (the "Merger Date");

       WHEREAS, following such merger, the Executive also served as an executive officer of Riddell Sports, Inc.;

       WHEREAS, as of September 2001, the corporate name of Riddell Sports, Inc., was changed to Varsity Brands, Inc. and the Company currently operates under such corporate name; and

       WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

       NOW, THEREFORE, the parties agree as follows:

       1. EMPLOYMENT. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

       2. TERM. This Agreement is for a two-year period (the "Term") commencing as of November 1, 2002 (the "Effective Date") and, unless terminated, extended or renewed by the parties, shall expire on October 31, 2004 (the "Expiration Date"). The Company shall notify Executive no later than April 30, 2004 whether it wishes to extend or renew this Agreement, either pursuant to the same or different terms. In the event that the Company shall so notify Executive (the "Extension Notification"), each of the Company and Executive shall seek to renew or extend this Agreement prior to the Expiration Date, upon mutually agreed to terms and conditions.

       3. POSITION. During the Term, the Executive shall serve as Senior Vice President and Chief Financial Officer of the Company.

       4. DUTIES AND REPORTING RELATIONSHIP. During the Term, the Executive shall, on a full-time basis, use his skills and render services to the best of his abilities in supervising and conducting the financial operations of the Company. As part of his duties the Executive shall be responsible for and have supervisory control over the financial operations of the Company and

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shall report to, and be subject to supervision by, the Company's Chief Executive
Officer. The Executive will also perform such other duties for the Company as are consistent with his position as the Chief Executive Officer shall reasonably assign. Nothing in this Agreement shall be deemed to prevent the Executive from participating in, or serving on (a) the governing body of any civic, community or charitable organization with which the Executive may currently be or hereafter become involved, or (b) the board of directors or governing body of another business entity; PROVIDED, HOWEVER, that such participation or service may not interfere with Executive performing his duties hereunder.

       5. PLACE OF PERFORMANCE. The Executive shall perform his duties and conduct his business at the principal offices of the Company in Memphis, Tennessee except for reasonably required travel on the Company's business.

       6.     INDUCEMENT FOR EMPLOYMENT.

              (a) The Company has previously granted to the Executive options (the "Options") pursuant to the Company's 1997 Stock Option Plan (the "Plan") to purchase (i) up to 35,000 shares of common stock, $0.01 par value ("Common Stock"), of the Company at an original exercise price of $5.42 per share, (ii) up to 13,500 shares of Common Stock at an original exercise price of $5.375 per share, (iii) up to 10,000 shares of Common Stock at an original exercise price of $3.125 per share, and (iv) up to 10,000 shares of Common Stock at an original exercise price of $4.81 per share, such exercise prices being subject to adjustment as set forth in the respective Options and the Plan. Such Options continue in effect as of the date hereof.

              (b) The Options are hereby amended by the Company and Executive to provide that such Options each expire on the earlier of the tenth anniversary of the Grant Date or three (3) months following the date the Executive's employment is terminated for any reason other than for Cause. The Options are hereby amended by the Company and Executive to provide that each such Option may be exercised (to the extent it has vested) at any time prior to such expiration; PROVIDED, HOWEVER, that if, (i) prior to the expiration of the Term, the Company terminates the Executive's employment in breach of this Agreement, or (ii) subsequent to the expiration of the Term, the Company terminates the Executive's employment in a manner that would have been a breach of this Agreement had the Term not expired, then the Options shall become fully vested and exercisable and shall remain exercisable for a period of six (6) months following such termination of employment; and, provided further, that, if the Executive's employment is terminated on account of his death or Disability (as defined below), then upon such termination the Options shall become fully vested and exercisable and shall remain exercisable for a period of six (6) months following such termination of employment. The Options shall become fully vested and exercisable upon the occurrence of a Change in Control (defined below) and shall remain exercisable for a period of six (6) months following Executive's termination of employment upon or after a Change of Control.

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       7.     SALARY AND ANNUAL BONUS.

              (a) BASE SALARY. During the Term, the Executive's base salary (the "Base Salary") hereunder shall be no less than Two Hundred Ten Thousand Dollars ($210,000) per year, payable no less often than in monthly installments. The Base Salary shall be subject to review and increase by an amount determined by the Compensation Committee of the Company Board after taking into consideration the Executive's performance, the Company's performance, increases in the cost of living and such other factors as the Company Board or such committee deems relevant, which review shall be conducted no less frequently than once during any calendar year at the same time the Company conducts its review of the compensation of the Company's other senior executive officers. In addition, in the event and to the extent that the Company actually increases the salary of any other executive employees of the Company to take into account an increase in the Consumer Price Index-Urban Consumer as reprinted by the Bureau of Labor Statistics of the U.S. Department of Labor ("CPI") or any superseding index or report whether published by the U.S. Department of Labor or otherwise, Executive's Base Salary shall automatically be similarly increased.

              (b) ANNUAL BONUS. During the Term, the Executive will participate in any bonus plan established by the Company at a target level of thirty-five percent (35%) of his Base Salary. Such bonus shall be payable at such time as bonuses are paid to other senior executive officers who participate therein.

       8. VACATION, HOLIDAYS AND SICK LEAVE. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers, which policies shall provide the Executive with (a) benefits no less favorable than those provided to any other senior executive officer of the Company and (b) no fewer than four (4) weeks of paid vacation per year, unless otherwise agreed between the Executive and the Company.

       9. BUSINESS EXPENSES. During the Term, the Executive will be reimbursed for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by the Executive of receipts and other documentation as required by the Internal Revenue Code and in conformance with the Company's normal procedure; the determination of such reimbursement to also be consistent with the Company's past practices with respect to the Executive.

       10. PENSION AND WELFARE BENEFITS. During the Term, the Executive shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements (collectively, the "Employee Benefits") available to officers of the Company generally, which Employee Benefits shall provide the Executive with benefits no less favorable than those provided to any other senior executive officer of the Company. The Executive's service with Varsity Spirit prior to the Merger Date shall be taken into account for the purpose of determining eligibility for participation and vesting (but not benefit accrual) under any such employee plan, program or policy to the same extent that service with the Company is so taken into account for the executives of the Company.

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       11.    TERMINATION OF EMPLOYMENT.

              (a)    GENERAL.  The  Executive's   employment  hereunder  may  be
terminated without any breach of this Agreement only under the circumstances provided in this paragraph 11(a).

                     (i)    DEATH OR DISABILITY.

                            (A)    The  Executive's  employment  hereunder shall
automatically terminate upon the death of the Executive.

                            (B)    If, as a result of the Executive's incapacity
due to physical or mental illness, the Executive shall be "Disabled" for any six
(6) months (whether or not consecutive) during any twelve (12) month period, the Executive's employment hereunder may thereafter be terminated by the Company for "Disability." For purposes of this Agreement, the Executive shall be deemed to be "Disabled" if, during the period referred to in the immediately preceding sentence (i) his condition is such that it would have qualified him for disability benefits under the Company's long-term disability plan, or (ii) he had a physical or mental disability which rendered him incapable, after the provision of reasonable accommodations, of performing substantially all of his duties hereunder. In the event of a dispute as to whether the Executive is Disabled, the Company may, at its expense, refer him to a licensed practicing physician of the Company's choice and the Executive agrees to submit to such tests and examination as such physician shall deem appropriate.

                     (ii) CAUSE. The Executive's employment hereunder may be terminated for Cause. For purposes of this Agreement, "Cause" shall mean (A) gross neglect by the Executive of the Executive's duties hereunder, (B) conviction of the Executive of any felony, (C) gross or intentional misconduct by the Executive in connection with the performance of any material portion of the Executive's duties hereunder, or (D) breach by the Executive of any material portion of this Agreement (including, but not limited to, Sections 15, 16 and 17 hereof) or of any other material agreement between the Executive and the Company.

                     (iii) VOLUNTARY RESIGNATION. Should the Executive wish to resign from his position provided for herein or terminate his employment other than in connection with, or following, a Change in Control during the Term, the Executive may do so by giving sixty (60) days' written notice to the Company setting forth the reasons and specifying the date as of which his resignation is to become effective.

                     (iv) CHANGE IN CONTROL. The Executive shall be entitled to terminate his employment upon the occurrence of, or any time after, a Change in Control. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following: (a) a majority of the members of the Company Board are representatives or designees of any "Person" or "Group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), excluding Robert E. Nederlander, Leonard Toboroff and John McConnaughy, Jr. and/or entities controlled by such individuals (collectively, the "Nederlander/Toboroff/McConnaughy Group"), provided that any such representatives or


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designees  of the  Nederlander/Toboroff/McConnaughy  Group  shall be their  good faith, bona fide representatives and designees who are not otherwise nominated in contemplation of or in connection with a transaction that would otherwise constitute a Change in Control hereunder; it being understood that it shall not be deemed to be a Change in Control if no Person or Group shall have designated or nominated a majority of the members of the Company Board; (b) any "Person" or "Group" is or becomes the "beneficial owner" (as defined in Rule 13D-3 under the Exchange Act as in effect on the date hereof, except that a person shall be deemed to be the "beneficial owner" of all shares that any such Person or Group has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty (60) day period referred to in such Rule), directly or indirectly, of securities representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities, (c) the Company shall consolidate, merge or exchange securities with any other entity and the stockholders of the Company immediately before the effective time of such transaction do not beneficially own, immediately after the effective time of such transaction, shares entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock entitled to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the consolidation, merger or share exchange would be entitled for the purpose of electing directors, or (d) any Person or Group acquires more than fifty percent (50%) by value of the Company's assets. Notwithstanding anything set forth herein to the contrary, in the event that immediately subsequent to the occurrence of any of the events set forth in Sections 11(a)(iv)(b) through (d), (i) the Company is an entity whose equity securities are registered under Section 12(b) or 12(g) of the Exchange Act, or the Company is a reporting entity under Section 15(d) of the Exchange Act as a result of its outstanding equity securities, and (ii) no Person or Group owns shares of the Company representing more than seventy-five percent (75%) of all shares entitled to vote for the purpose of electing directors (without consideration of the rights of any class of stock entitled to elect directors by a separate class vote), then for purposes of this Agreement, no Change in Control shall be deemed to have occurred.

              (b) NOTICE OF TERMINATION. Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with
Section 21. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

              (c) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated because of death, the date of the Executive's death, (ii) if the Executive's employment is terminated for Disability, the date the Notice of Termination is given, (iii) if the Executive's employment is terminated pursuant to Subsection 11(a)(ii), (iii) or
(iv) hereof or for any other reason (other than death or Disability), the date specified in the Notice of Termination (which shall not be less than thirty (30) days from the date such Notice of Termination is given in the case of a termination under Section 11(a)(ii) hereof (other than Section 11 (a)(ii)(B), in which event, notice shall not be less than five (5) days), sixty (60) days in the case of a termination under Section 11(a)(iii) hereof, and ten (10) days in the case of a

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termination  under  Section  11(a)(iv)  hereof).  The  Agreement  shall  not  be terminated under Subsections 11(a)(ii)(A), (C) or (D) if the Executive cures such breach prior to the effective date of termination set forth in the Notice of Termination.

              (d) OUTPLACEMENT SERVICES. If, (i) prior to the expiration of the Term, the Company terminates the Executive's employment in breach of this Agreement or the Executive terminates his employment upon or following a Change in Control, or (ii) subsequent to the expiration of the Term, the Company terminates the Executive's employment in a manner that would have been in breach of this Agreement had the Term not expired or the Executive terminates his employment upon or following a Change in Control had the Term not expired, then the Executive shall be entitled to the services of an outplacement firm for a period of six (6) months following such termination, which outplacement firm shall be selected by the Executive and the reasonable fees and expenses for which shall be paid by the Company.

       12.    COMPENSATION   DURING   DISABILITY,   OR  UPON   DEATH   OR  OTHER
              TERMINATION.

              (a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive (i) his full salary at the rate then in effect until his employment is terminated pursuant to Section 11(a)(i)(B) hereof and (ii) a pro rata portion of his bonus that would have been payable pursuant to Section 7(b) above with respect to the calendar year in which the termination pursuant to Section 11(a)(i)(B) occurs provided that such payments shall be reduced by the sum of the amounts, if any, paid to the Executive with respect to such period under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

              (b) If the Executive's employment is terminated by his death or Disability, the Company shall pay (i) any amounts due to the Executive under
Section 7 through the Date of Termination (including a pro rata portion of his bonus, if any, that would have been payable pursuant to Section 7(b) above with respect to the calendar year in which the termination occurs) and (ii) his Base Salary that would have become due (and at the time such amounts would have become due) to the Executive under Section 7 had the Executive's employment hereunder continued for a period of one year after the Date of Termination.

              (c) If the Executive's employment shall be terminated by the Company for Cause, or by the Executive other than upon or following a Change in Control, the Company shall pay the Executive his full Base Salary, under Section 7, and benefits through the Date of Termination as in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement, except as otherwise provided, including
Section 16.

              (d) If the Company shall terminate the Executive's employment in breach of this Agreement, then

                            (A)    the Company  shall pay the  Executive (x) his
full salary, under Section 7, through the Date of Termination at the rate in effect at the time Notice of

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Termination  is  given,  (y) all  other  unpaid  amounts,  if any,  to which the
Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due and (z) a pro rata portion of the bonus that would have been payable to the Executive pursuant to
Section 7(b) above with respect to the calendar year in which the Date of Termination occurs had the Executive's employment not terminated at the time such bonus would otherwise have become payable; and

                            (B)    the Company  shall also (i) pay to  Executive
on the Date of Termination a lump sum payment equal to fifty percent (50%) of Executive's Base Salary then in effect plus fifty percent (50%) of his bonus, if any, relating to the calendar year immediately preceding the Date of Termination, and (ii) pay to Executive his Base Salary then effect plus his bonus, if any, relating to the calendar year immediately preceding the Date of Termination, in eighteen (18) equal monthly installments commencing on the Date of Termination; and

                            (C)    the Company shall, on terms no less favorable
to the Executive than if the Executive had continued in the employ of the Company, (x) continue coverage for the Executive under the Company's life insurance, medical, health, disability and similar welfare benefit plans (or, if continued coverage is barred under such plans, the Company shall provide to the Executive substantially similar benefits) for the period beginning on the Date of Termination and continuing for eighteen (18) months thereafter (the "Continuation Period"), and (y) provide the benefits which the Executive would have been entitled to receive pursuant to any supplemental retirement plan maintained by the Company had his employment continued at the rate of compensation specified herein for the Continuation Period. Benefits otherwise receivable by the Executive pursuant to clause (x) of this Subsection 12(d)(C) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer (at such subsequent employer's expense) during the Continuation Period, and the Executive shall report any such benefits actually received to the Company.

              (e) If (i) the Executive shall terminate his employment upon a Change in Control, (ii) the Company shall terminate the Executive's employment upon a Change in Control, (iii) the Company shall consummate a "Change in Control Transaction" (as that term is defined in Section 12(e)(C) below) at any time during or after the expiration of this Agreement, discussions with respect to which commenced during the Term of this Agreement, and the Company had given the Extension Notification, or (iv) the Company shall consummate a Change in Control Transaction at any time during the Term of this Agreement or within six
(6) months after the expiration of this Agreement, discussions with respect to which commenced during the Term of this Agreement, and the Company did not give the Extension Notification; then

                            (A)    the Company  shall pay the  Executive (x) his
full Base Salary, under Section 7, through the Date of Termination at the rate in effect at the time Notice of Termination is given, (y) all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due and (z) a pro rata portion of the bonus that would have been payable to the Executive pursuant to Section 7(b) above with respect to the calendar year in which the Date of Termination occurs had the Executive's employment not terminated at the time such bonus would otherwise have become payable; and

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                            (B)    the Company  shall also pay to Executive  (i)
in a lump sum due on the Date of Termination, an amount equal to the sum of the Executive's annual Base Salary then in effect plus Executive's bonus, if any, relating to the calendar year immediately preceding the Date of Termination;
(ii) an amount equal to forty percent (40%) of Executive's Base Salary as of the Date of Termination plus forty percent (40%) of Executive's bonus, if any, relating to the calendar year immediately preceding the Date of Termination in twelve (12) equal monthly installments commencing as of the Date of Termination and ending on the one (1) year anniversary thereof, and (iii) an amount equal to ten percent (10%) of the Executive's Base Salary as of the Date of Termination plus ten percent (10%) of Executive's bonus, if any, relating to the calendar year immediately preceding the Date of Termination in twelve (12) equal monthly installments commencing on the thirteenth (13th) month following the date of Termination and ending on the twenty-fourth (24th) month thereafter.

                            (C)    It is  expressly  understood  and agreed that
notwithstanding anything set forth herein to the contrary, in the event that Executive, upon a transaction that constitutes a Change in Control (the "Change in Control Transaction"), continues to be employed by the Company (or its successor-in-interest, if applicable), then Executive shall not be entitled to receive any of the consideration referred to in Section 12(e)(A) or Section 12(e)(B) above solely with respect to such Change in Control Transaction; PROVIDED, HOWEVER, that Executive shall be entitled to receive the consideration referred to in Section 12(e)(A) and 12(e)(B) above, in accordance with the terms and conditions thereof, pursuant to any subsequent, separate event that constitutes a Change in Control following the consummation of the Change in Control Transaction.

                            (D)    the Company shall, on terms no less favorable
to the Executive than if the Executive had continued in the employ of the Company, (x) continue coverage for the Executive under the Company's life insurance, medical, health, disability and similar welfare benefit plans (or, if continued coverage is barred under such plans, the Company shall provide to the Executive substantially similar benefits) for the Continuation Period, and (y) provide the benefits which the Executive would have been entitled to receive pursuant to any supplemental retirement plan maintained by the Company had his employment continued at the rate of compensation specified herein for the Continuation Period. Benefits otherwise receivable by the Executive pursuant to clause (x) of this Subsection 12(e)(D) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer (at such subsequent employer's expense) during the Continuation Period, and the Executive shall report any such benefits actually received to the Company; and

                            (E)    the  parties   agree  that  any  payments  to
Executive under this Section 12(e) which are contingent upon a Change in Control be limited to the maximum amount which would not result in the payment to Executive of an "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code")), it being the intent of the parties that all payments to Executive hereunder be fully deductible by the Company and that Executive not be subject to any excise tax under Code Section 4999. The Company and Executive agree that prior to the payment to Executive of any amounts which are contingent upon a Change in Control, the Company's regular outside auditor

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


shall review the payments and advise the Company and the Executive as to the amount of such payments, if any, which will constitute excess parachute payments.

              (f) In the event of the expiration of this Agreement, the Company shall pay (i) any amounts due to the Executive under Section 7 through the date of such expiration (including a pro rata portion of his bonus that would have been payable pursuant to Section 7(b) above with respect to the calendar year in which the expiration occurs) and (ii) all such amounts that would have become due (and at the time such amounts would have become due) to the Executive under Section 7 had the Executive's employment hereunder continued for a period of one year after the date upon which such expiration of employment occurred. In addition, the Company shall, on terms no less favorable to the Executive than if the Executive had continued in the employ of the Company, (x) continue coverage for the Executive under the Company's life insurance, medical, health, disability and similar welfare benefit plans (or, if continued coverage is barred under such plans, the Company shall provide to the Executive substantially similar benefits) for the Continuation Period, and (y) provide the benefits which the Executive would have been entitled to receive pursuant to any supplemental retirement plan maintained by the Company had his employment continued at the rate of compensation specified herein for the Continuation Period. Benefits otherwise receivable by the Executive pursuant to clause (x) of this Subsection 12(f) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer (at such subsequent employer's expense) during the Continuation Period, and the Executive shall report any such benefits actually received to the Company.

       13.    REPRESENTATIONS.

              (a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

              (b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

       14.    SUCCESSORS; BINDING AGREEMENT.

              (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets thereof to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

              (b) This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs,

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


distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live all such amounts shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

       15. CONFIDENTIALITY. The Executive covenants and agrees that he will not at any time during and after the end of the Term, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors and employees of the Company or its subsidiaries, Confidential Information (as hereinafter defined) of the Company. As used herein, "Confidential Information" of the Company means information of any kind, nature or description which is disclosed to or otherwise known to the Executive as a direct or indirect consequence of his association with the Company or its subsidiaries, which information is not generally known to the public or to the businesses in which the Company or its subsidiaries are engaged or which information relates to specific investment opportunities within the scope of the Company's business which were considered by the Executive or the Company during the term of this Agreement.

       16.    NONCOMPETITION.  During his employment  with the Company or any of its affiliates, and for the Continuation Period, which, in the event of a termination or expiration of this Agreement as a result of a Change in Control shall be deemed to be an additional six (6) months (the "Noncompete Period"), the Executive shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business which competes in the business conducted or engaged in by the Company (during the Term or on the Date of Termination, as the case may be) (the "Business") including, but not limited to, any business which provides products and services to the school spirit industry (including but not limited to design, marketing or sales of cheerleader, dance team and booster club uniforms and accessories and design, operation or marketing of cheerleader and dance team camps, clinics, competitions or tours); and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; PROVIDED, HOWEVER, that (A) nothing contained in this Section 16 shall be deemed to prohibit the Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation; and (B) if any compensation due to the Executive under Section 12 hereof is not paid, the Noncompete Period shall terminate upon failure to cure such non-payment after fifteen (15) days' notice (which termination shall not relieve the Company of its obligation to pay any amounts due hereunder). Notwithstanding anything in this Section 16 and Section 12(c) to the contrary, the foregoing provisions of this Section 16 shall not apply to the Executive after the termination of the Executive's employment unless the Company shall have paid all compensation due to Executive as provided in Section 12 hereof.

       17. NONSOLICITATION. During the Noncompete Period, the Executive shall not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

              (a) solicit from any known potential customer of the Company business of the same or of a similar nature (with respect to the Business) to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to the expiration or Date of Termination hereof;

              (b) solicit the employment of services of, or hire, any person who, upon the Date of Termination or expiration of the Executive's employment, or within six (6) months prior thereto, was known to be (i) employed by the Company or (ii) a consultant to the Company with respect to the Business; or

              (c)    otherwise   directly  or  indirectly   interfere  with  the
Business or accounts of the Company in a manner which directly results in material harm (economic or otherwise) to the Company or any of its affiliates.

       18. INDEMNIFICATION. The Company shall indemnify the Executive from and against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of, the Company), brought to impose a liability or penalty on the Executive in his capacity of director, if applicable, officer, employee or agent of the Company or of any other corporation or entity which he serves as such at the request of the Company, against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees actually and reasonably incurred as a result of such action, suit or proceeding, or any appeal thereof, if he acted in good faith in the reasonable belief that such action was in the best interests of this Company, and in criminal actions or proceedings without reasonable ground for belief that such action was unlawful. The termination of any such civil or criminal action, suit or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere shall not in itself create a presumption that the Executive did not act in good faith in the reasonable belief that such action was in the best interests of the Company or that he had reasonable ground for belief that such action was unlawful. The foregoing rights of indemnification shall apply to the heirs and personal representatives of the Executive and shall not be exclusive of other rights to which he may be entitled. The Company shall advance all costs and expenses of defense as well as any amounts paid in settlement to any party. The Executive shall reimburse the Company for any amounts advanced in his defense or paid on his behalf if it is determined by a final judgment of a court of competent jurisdiction that the Executive's actions were intentionally contrary to the best interests of the Company or intentionally unlawful. It is intended that the indemnity provisions contained in this section shall permit the Company to indemnify the Executive to the fullest extent permitted by law. This indemnification shall survive termination of this Agreement. In no event shall Company's indemnification obligation to the Executive hereunder be less than that provided by the Company to members of the Company Board and other officers of the Company with respect to occurrences while Executive is or was a member of the Company Board or an officer of the Company.

       19. ENTIRE AGREEMENT. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto (except this Agreement does not modify the terms of any options or benefit plans referenced in this Agreement except as specifically set forth). The Executive represents that, in executing this

Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, basis or effect of this Agreement or otherwise. The Executive further agrees and represents that all promises, representations, understandings, arrangements and prior agreements, including the Former Agreement, between the Executive and the Company are merged into, and are superseded by, this Agreement (except this Agreement does not modify the terms of any options or benefit plans referenced in this Agreement except as specifically set forth).

       20. AMENDMENT OR MODIFICATION; WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

       21. NOTICES. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized courier service or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

              To Executive at:

              6745 Lenox Center Court
              Suite 300
              Memphis, TN  38115

              To the Company at:

              Varsity Brands, Inc.
              6745 Lenox Center Court
              Suite 300
              Memphis, TN  38115
              Attn:  Jeffrey G. Webb

Any notice delivered personally or by courier under this Section 21 shall be deemed given on the date delivered, any notice sent by nationally recognized courier service shall be deemed given on the second day after being given to the courier service and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the fifth day after being given to the U.S. mail.

       22. SEVERABILITY. If any provision of this Agreement (including without limitation Section 16) or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforceable to the fullest extent permitted by law.

       23. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

       24.    GOVERNING LAW; SPECIFIC PERFORMANCE; CERTAIN ACKNOWLEDGEMENTS.

              (a) This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without regard to its conflicts of laws principles.

              (b) The Executive acknowledges that the services to be rendered by him are of a special and unique character which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the provisions contained in Sections 15, 16 and 17 hereof will cause the Company irreparable injury. The Executive therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violations.

              (c) The Executive further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth in Sections 15, 16 and 17 are reasonable and necessary for the protection of the business and goodwill of the Company.

       25. NO SET-OFF; MITIGATION. The obligation of the Company to make the payments provided in this Agreement and otherwise to perform its or their obligations hereunder shall not be affected by any set-off, counterclaim, defense, or other claim, right or action which the Company may have or may allege to have against the Executive or others. The Executive shall have no duty to mitigate the amount of any payment provided for in Section 12 herein by seeking other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of the Executive's employment with the Company, or otherwise.

       26. ARBITRATION. Any dispute arising under or in connection with this Agreement shall be settled exclusively by arbitration in Memphis, Tennessee in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. All costs and expenses of any such arbitration (including all legal fees and expenses incurred by the Executive) shall be borne by the Company; PROVIDED, HOWEVER, that the legal fees and expenses incurred by the Executive shall be borne by the Executive and not by the Company if such arbitration results in a determination (a) in the case of a dispute with respect to termination of the Executive's employment by the Company for Cause or upon Disability, that a proper basis for such termination did exist and appropriate procedures were followed by the Company, or (b) in the case of any other dispute, that the position taken by the Executive was incorrect.

       27. LEGAL FEES. Subject to Section 26 hereof, the Company shall pay the Executive all reasonable, documented legal and professional fees and expenses incurred by the Executive in seeking to obtain or enforce any rights provided for under this Agreement, provided that the Company shall not be required to pay any such legal fees or expenses relating to obtaining or enforcing any rights if the Company affords the Executive the rights under this Agreement within ten days after notification from the Executive that the Company is in breach under this Agreement. Any such notification shall set forth in reasonable detail the rights to which the Executive believes he is entitled and the provisions of this Agreement under which he believes afford such rights.

       28. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

       29. WITHHOLDINGS. All payments to the Executive under this Agreement shall be reduced by all applicable withholdings required by Federal, state or local law.

       30. COUNTERPARTS; FACSIMILE. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed copies of this Agreement sent by facsimile shall have the same effect as originally executed copies of this Agreement.

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


       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            VARSITY BRANDS, INC.


                                            By: /s/ JEFFREY G. WEBB
                                                --------------------------------
                                            Name:   Jeffrey G. Webb
                                            Title:  Chief Executive Officer



                                            /s/ JOHN NICHOLS
                                            ------------------------------------
                                            John M. Nichols


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